Exhibit 99.2

Management’s Discussion and Analysis Of Results of Operations and Financial Condition

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements about our business as of March 2, 2004. These statements are based on then-current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Forward Looking Statements” and “Risk Factors” contained in the Company’s 2003 Annual Report on Form 10-K.

On January 30, 2004, Host Marriott sold the Mexico City Airport Marriott for approximately $30 million, and, on May 11, 2004, Host Marriott sold the Dallas/Fort Worth Airport Marriott for approximately $59 million. In accordance with applicable generally acceptable accounting principles, the results of these hotels were presented in the Company’s continuing operations for all fiscal years included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”) on March 2, 2004. In accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reported the results of these two hotels as discontinued operations in its Form 10-Q for the quarter ended June 18, 2004. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) has been revised solely to reflect these two hotels as discontinued operations.

The MD&A presented herein makes no other changes to the MD&A previously presented in the Company’s 2003 Annual Report on Form 10-K. Therefore, it does not purport to update the MD&A included in the Company’s Annual Report on Form 10-K for any information, uncertainties, transactions, events, risks, or trends occurring, or known to management, other than the sale of these two hotels. Investors should only read the information contained in this current report together with the other information contained in the Company’s 2003 Annual Report on Form 10-K filed on March 2, 2004, the Company’s Form 10-Qs for the quarters ended March 26, 2004 and June 18, 2004, filed with the SEC on May 3, 2004 and July 26, 2004, respectively, and other information filed with, or furnished to, the SEC after March 2, 2004.

Overview

Structure and Business.    We are a real estate investment trust, or REIT, that owns 113 full-service hotel properties as of February 15, 2004, which operate primarily in the luxury and upper-upscale hotel sectors. As of December 31, 2003, Host Marriott was the largest hotel REIT in the National Association of Real Estate Investment Trust’s composite index. Host Marriott conducts its operations through Host LP, of which Host Marriott is the sole general partner.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry—including Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Westin. The majority of our properties are located in central business districts of major cities, near airports and in resort/convention locations. The target profile for our portfolio includes luxury and upper-upscale full-service properties in locations where further large scale development is limited, which we believe allows us to maintain room rate and occupancy premiums over our competitors. We seek to maximize the value of our portfolio through aggressive asset management, by directing the managers of our hotels to maximize property operations and by completing strategic capital improvements. The majority of our customers fall into two broad groups: transient and group travelers. Our transient business, which includes the individual corporate and leisure traveler, is generally accommodated at a premium rate when compared to other customer types. Group business includes hotel bookings related to conferences and events. A smaller portion of our customer base results from contracts for a specified number of rooms over a fixed period.

Our hotels are required to be operated by third-party managers. We retain these third party managers under long-term agreements under which they earn base and incentive management fees related to revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to operate the property including purchasing inventory and paying wages, utilities and property taxes and other expenses. Our results of operations primarily represent hotel-level sales, which are room, food and beverage and other ancillary income such as telephone, parking and other guest services. Operating expenses consist of the costs to provide these services, as well as management fees paid to the operators of our hotels, real and personal property taxes, utilities, ground rent, equipment rent, property insurance, depreciation and other costs. We generally receive a cash distribution, which reflects hotel-level sales less property-level operating expenses (excluding depreciation), from our hotel managers each period.

Key Performance Indicators

We have several key indicators that we use to evaluate the performance of our business. These indicators include room revenue per available room, or RevPAR, and RevPAR penetration index.

RevPAR is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include revenues from food and beverage or parking, telephone, or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels. We also use RevPAR to compare the results of our hotels between periods and to compare results of our comparable hotels. See “Comparable Hotel Operating Statistics” for further discussion.

We assess what causes changes in RevPAR because changes that result from occupancy as compared to those that result from room rate have different implications on overall revenue levels as well as incremental operating profit. For example, increases in occupancy at a hotel would lead to increases in ancillary revenues, such as food and beverage, parking sand other hotel amenities, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in these additional room-related costs. For this reason, while operating profit would typically increase when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on our profitability.

A related revenue measure for our hotels is the RevPAR penetration index. The RevPAR penetration index reflects each property’s RevPAR in relation to the RevPAR for that property’s competitive set. We use the measure as an indicator of a property’s market share. For example, a RevPAR penetration index of 100 would indicate that a hotel’s RevPAR is, on average, the same as its competitors. A RevPAR penetration index exceeding 100 would indicate that a hotel maintains a RevPAR premium in relation to its competitive set, while a RevPAR penetration index below 100 would be an indicator that a hotel is underperforming its competitive set. One critical component in this calculation is the determination of a hotel’s competitive set. Factors that we consider include geographic proximity, as well as the level of service provided at the property. For example, a hotel located near a convention center might have a competitive set that includes other hotels located in close proximity to the convention center. In addition, a luxury hotel might include other luxury or upper-upscale hotels in its competitive set but not economy hotels. Our methodology for determining a hotel’s competitive set, however, may differ from those used by other owners and/or managers.

One of our key performance indicators is the profitability of each hotel. Among other things, we use hotel adjusted operating profit, which is a non-GAAP measure, to evaluate this. Hotel adjusted operating profit measures property-level results before funding furniture, fixtures and equipment reserves and debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. See “Non-GAAP Financial Measures—Comparable Hotel Operating Results” for further discussion. We also use, among other things, FFO per diluted share as a supplemental measure of company-wide profitability. See “Non-GAAP Financial Measures—FFO per Diluted Share” for further discussion.

Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per share.

2003 and 2004 Lodging Industry Assessment

We believe the lodging industry was negatively effected in 2003 by low levels of business travel resulting from a weak economy (predominantly in the first half of the year), the war in Iraq, continued changes in terrorist threat levels and travel reductions and restrictions related to severe acute respiratory syndrome, or SARS. Strong economic growth in the United States economy in the second half of 2003 helped improve lodging demand, but generally not enough to offset the weak lodging demand in the first half.

Our industry outlook for 2004 is more optimistic. Historically, we have seen that lodging demand in the United States correlates to U.S. Gross Domestic Product (GDP) growth, with typically a one to two quarter lag period especially within the luxury and upper-upscale sectors of the lodging industry. Therefore, given the relatively strong U.S. GDP growth in the second half of 2003 and the forecasts for 2004, we are optimistic about improvement in lodging demand in 2004. In addition, based on these GDP forecasts, as well as the anticipated strengthening of corporate profits and capital investment, we expect an increase in business-related travel and improvement in the pace of group bookings.

In addition to the favorable demand trends forecasted to affect the lodging industry in general, we believe we may be able to capitalize on the low supply growth trends that have existed during the past few years. Supply growth in the lodging industry and the markets in which we operate may be influenced by a number of factors, including growth of the economy, interest rates, local considerations and the relatively long lead time required to build urban and resort/convention hotels. Historically, supply growth has averaged approximately 3% per year. However, since 2000 the growth of new supply for the entire lodging industry has exhibited a declining trend below the historic average (2.6%, 1.9%, 1.6%, and 1.2% in 2000, 2001, 2002 and 2003, respectively) based on data prepared by Smith Travel Research and PricewaterhouseCoopers LLP. The upper-upscale segment experienced stronger supply growth than did the industry as a whole during this period, but also exhibited a declining trend (3.7%, 2.9%, 3.2%, and 1.9% in 2000, 2001, 2002 and 2003, respectively.) We believe that the low construction levels over the past few years, together with low expectations for additional supply growth over the next few years, which is because new full-service hotels typically take several years to build, will lead to an imbalance between supply and growing demand that will allow for improved RevPAR performance at our hotels.

In 2003, our hotel revenues (as presented in our statement of operations) declined 2.3% from 2002 as a result of the factors discussed above. However, because accounting rules require us to reclassify the results of operations of hotels we have sold or designated as held for sale to discontinued operations, the decrease in revenues was actually higher. Hotel sales, including the results of hotels acquired or disposed of during 2003 and 2002 through the date of their respective disposition or acquisition, declined 3.4%, which follows a similar decline of 3.6% in 2002 from 2001. Hotel revenues were also down in the fourth quarter of 2003 as compared to the fourth quarter of 2002, but the decline in revenues was less than the decline in the first three quarters of 2003. In response to the decline in operations of our hotels over the last several years, we have been working with our managers to achieve cost reductions at our properties. We believe these efforts have slowed the decline in the operating margins of our hotels and should create some long-term efficiencies. However, in 2003, our operating margins declined further because significant components of our costs, such as employee wages and benefits, property taxes, insurance and utilities increased at a rate greater than inflation. In addition, other costs, such as property taxes are relatively inflexible and tend to remain somewhat constant regardless of any reduction in hotel property revenues. As a result, a change in our revenues usually results in a greater percentage change in our earnings and cash flows.

During 2003, the average RevPAR penetration index, or market share, for our comparable hotels modestly declined, but it remains at a premium in relation to our competitive set. We believe that this decline in market share occurred because:

•	our hotels generally have a higher percentage of their revenues generated by corporate group and corporate transient customers than their competitors and the corporate group and transient business were among the poorest performing sectors in 2003;

•	the managers of many of our hotels were anticipating an improvement in corporate business in the second half of 2003, leading them to turn down lower-rated business that was ultimately not replaced with the anticipated higher-rated business;

•	our hotels generally have a lower percentage of their revenues generated by leisure travelers than their competitors and the leisure business was among the best performing sectors in 2003; and

•	Certain of our managers did not fully access internet distribution channels until early 2004, which generally resulted in fewer internet bookings than our competitors.

As lodging demand continues to grow and, in particular, as corporate group and corporate transient business strengthens, we believe that our hotels will regain the majority of the market share lost in 2003. For 2004, we expect RevPAR to increase 3% to 4% for our comparable hotels. We also expect certain of our costs, such as wages, benefits and insurance, to continue to increase at a rate greater than inflation, which will likely result in flat operating margins for 2004.

While we believe the combination of improved demand trends and low supply growth trends in the lodging industry and our strategic cost reductions create the possibility for improvements in our business in 2004, there can be no assurances that any increases in hotel revenues or earnings at our properties will be achieved. The trends discussed above may not occur for any number of reasons, including slower than anticipated growth in the economy, changes in travel patterns and the continued threat of additional terrorist attacks, all of which may result in lower revenues or higher operating costs and declining operating margins.

Management’s Priorities

Based on our primary business objectives and forecasted operating conditions, our key priorities, or financial strategies, over the next several years include the following:

•	to acquire upper-upscale and luxury hotels in unique locations where further large scale development is limited for prospective competitors, including hotels located in urban and resort/convention locations;

•	to use the proceeds from the sale of non-core hotels that do not fit within our business strategy of owning upper-upscale and luxury properties in urban and resort/convention locations, to acquire properties more closely aligned to our profile or repay debt (including up to $382 million in senior notes as specifically permitted by our Board of Directors in November 2003);

•	to implement selective capital improvements designed to increase profitability and direct our managers to minimize operating costs and increase revenues;

•	to invest capital in our existing portfolio where the return on investment is favorable. Potential investments at our hotels could include increasing the number of rooms, adding a spa, fitness facility, convention or meeting space or upgrading the infrastructure, such as energy efficient heating and cooling systems; and

•	to reduce our leverage to achieve an interest coverage ratio of 2.0x or greater under our senior notes indenture; thereby lifting the restrictions which generally prohibit us from incurring additional debt or paying dividends above the minimum amount required to maintain Host Marriott’s REIT status.

As we discussed previously, our acquisition efforts to acquire new properties over the past several years have been limited by several factors, including a lack of suitable targets that complement our portfolio and capital limitations due to weak equity markets. Similarly, we have limited our capital expenditures the past two years based on our assessment of the operating environment and to preserve capital. As a result, management has focused its priorities more on recycling capital and improving our overall leverage and financial covenants by selling non-core hotels and using the proceeds to refinance or retire outstanding debt. For further detail on steps we have taken to meet our objectives, see the discussion in “Liquidity and Capital Resources—Debt Repayment and Refinancing” and “Liquidity and Capital Resources—Cash Provided by or Used in Investing Activities.”

Results of Operations

The following table reflects key line items from our audited statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	2003	2002	% Change 2002 to 2003		2001	% Change 2001 to 2002
Revenues
Total hotel sales	$3,288	$3,365	(2.3)%		$3,372	(0.2)%

Operating costs and expenses:
Property-level costs (1)	3,031	2,992	1.3		2,946	1.6
Corporate and other expenses	60	45	33.3		56	(19.6)
Operating Profit	309	429	(28.0)		507	(15.4)

Interest expense	490	461	6.3		454	1.5
Minority interest expense	5	7	(28.6)		22	(68.2)
Income from discontinued operations	245	45	444.4		16	181.3
Net income (loss)	14	(16)	187.5		51	(131.4)

Other Operating Statistics (1)
Comparable hotel RevPAR	$96.85	$101.07	(4.2)%		N/A	(5.1)%
Comparable average room rate	$140.86	$143.60	(1.9)%		N/A	(5.9)%
Comparable average occupancy	68.8%	70.4%	(1.6	)pts.	N/A	(0.7	)pts.

(1)	Amount represents operating costs and expenses per our statements of operations less corporate and other expenses.

2003 Compared to 2002

As previously discussed, our hotel sales declined 3.4%, however, due to the reclassification of the results of assets sold or designated as held for sale to discontinued operations, hotel revenues on our statement of operations only declined 2.3% for full year 2003, principally due to the decline in room sales of 2.8%. For 2003, our comparable hotel RevPAR of $96.85 was down 4.2% from 2002, reflecting a decline in average room rate of 1.9% and a decrease in occupancy of 1.6 percentage points, primarily due to reduced transient demand for both business and leisure travel. Beginning in the fourth quarter, demand began to improve relative to the first three quarters of 2003, with less than one-half a percent decrease in room rate and a slight decrease in occupancy over the fourth quarter of 2002. While we have begun to see a general increase in demand, the weakest component of our business continues to be the higher-rated individual transient business traveler which historically has paid the highest average room rates. Our managers have partially offset this decline with additional group and contract business that has resulted in lower average room rates.

While our overall results for 2003 declined, we did experience improvements in comparable hotel RevPAR in four geographic regions for the fourth quarter and two regions for the full year. Comparable hotel RevPAR for our Washington D.C. Metro region increased 4.0% for the fourth quarter and 2.5% for the full year. These increases were driven by strong transient demand particularly at our Northern Virginia properties as occupancy increased 0.9 percentage points for both the fourth quarter and full year for the comparable hotels. Our Florida region also had a slight increase in comparable hotel RevPAR for the year, but a slight decrease for the fourth quarter. The results were primarily driven by our properties in the Ft. Lauderdale and Tampa markets, which benefited from stronger group demand and leisure travel.

The relative improvement of these regions was offset by the overall decline in comparable hotel RevPAR in most of our regions. In particular, our New England and South Central regions had significant declines in comparable hotel RevPAR of 15.1% and 5.8%, respectively, for the year and 14.4% and 5.7%, respectively, for the fourth quarter. The comparable hotel results in the South Central region were primarily affected by our hotels in San Antonio where full year occupancy was down 3.4 percentage points and average room rate declined 3.6%. The decrease in demand was primarily attributable to a reduction in city-wide convention activity in 2003. The decline in our New England properties was driven by the performance of our three comparable hotels in Boston which had comparable hotel RevPAR declines of 18.8% and 19.7%, respectively, for the fourth quarter and full year. The New England results discussed above do not include the Boston Copley Marriott which is considered a non-comparable hotel, which had an increase in RevPAR for the fourth quarter of 1.6%.

Our rental income represents lease income from our 71 limited-service hotels and three office property leases, as well as lease income from one full-service hotel. Operations at the leased limited-service hotel properties continued to suffer due to increased competition from full-service and limited-service properties and weak economic conditions in their markets, resulting in a very competitive environment and lower room rates. We expect that there will be slower improvement in these properties in 2004 than in our full-service properties, in part, because a significant portion of these limited-service properties will be undergoing renovation in 2004 to enable them to compete with the newer supply in the future, which will result in a decrease in the number of available rooms in 2004 while these renovations are underway.

In 2003, we also recognized $9.6 million of other income from the settlement of a claim that we brought against our directors and officers insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International which arose from the sale of certain limited partnerships units to investors prior to 1993.

Operating Costs and Expenses.    The increase in operating costs and expenses is primarily the result of increases in wages, benefits, insurance and utilities at our hotels. Rental and other expense for our limited-service hotel leases, office properties and one full-service hotel that we leased are included in other property-level expenses on the consolidated statements of operations. Consistent with the relatively fixed nature of these costs, our operating expenses increased in both 2003 and 2002 despite the decrease in revenues in both years. We expect that costs such as wages, benefits and insurance will continue to increase at a rate greater than inflation.

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and other costs such as stock-based employee compensation expense, corporate insurance, audit fees, building rent and system costs. The increase in corporate and other expenses is primarily due to increases in corporate insurance and the appreciation of Host Marriott’s stock price, which affects the stock-based employee compensation expense.

Interest Expense.    Interest expense increased 6.3% over 2002 as a result of the payment of aggregate call premiums of $25 million and the acceleration of deferred financing fees of $6 million associated with the prepayment of our senior notes and various mortgages during 2003. In 2004, we expect that as a result of the retirement of approximately $500 million of debt (including $262 million retired in January 2004) that interest expense will decrease, however we will continue to incur additional expenses such as call premiums and the acceleration of deferred financing to the extent that we prepay or refinance our debt prior to its original maturity.

Loss on Foreign Currency and Derivative Contracts.    The loss on foreign currency and derivative contracts is due primarily to the approximate $18 million loss from the forward currency exchange contracts for our four Canadian hotels being deemed ineffective for accounting purposes. See “Liquidity and Capital Resources—Debt and Effect of Financial Covenants—Mortgage Debt Covenants” for further discussion.

Minority Interest Income (Expense).    Minority interest income (expense) consists of our minority partners’ share of the income or loss in consolidated hotel partnerships and the approximate 7% percentage ownership in Host LP. The change from 2002 in minority interest primarily reflects earnings in the current year, primarily as a result of the gain on the settlement of the World Trade Center hotel, compared to a net loss in 2002.

Equity in Earnings (Losses) of Affiliates.    Equity in earnings (losses) of affiliates consists of our portion of the earnings (losses) of two partnerships in which we own non-controlling interests and do not consolidate in our financial statements. The increase in the loss can be attributed to an increase in the net loss of CBM Joint Venture LLC in 2003. See “Investments in Affiliates” for a discussion of this partnership.

Discontinued Operations.    Discontinued operations consist of two hotels sold in 2004, eight hotels sold in 2003, one hotel sold in 2002, the gain on the disposition and business interruption proceeds for the New York Marriott World Trade Center hotel and five properties classified as held for sale as of December 31, 2003, which were sold in the first quarter of 2004. In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” or SFAS 144, the results of operations for these properties in the current year and prior periods are reflected in discontinued operations.

For 2003, the eight hotels sold generated net proceeds of approximately $184 million with a net gain on disposition of approximately $65 million, which includes a $56 million gain on the disposition of World Trade Center hotel. For 2003 and 2002, our revenues for these eight properties and the New York Marriott World Trade Center were $222 million and $120 million, respectively, and our income before taxes was $176 million and $23 million, respectively. The St. Louis Marriott Pavilion was transferred to the mortgage lender in January 2002 in a non-cash transaction and we recognized a net gain of $13 million, primarily as a result of the debt extinguished and the forgiveness of management fees net of the fair value of the assets surrendered. For 2003 and 2002, revenues for the five properties classified as held for sale and subsequently sold in the first quarter 2004, as well as the additional two hotels sold in 2004, were $90 million and $94 million, respectively, and our income before taxes was $7 million and $11 million, respectively.

On December 3, 2003, we announced the settlement of the outstanding matters relating to the terrorist attacks of September 11, 2001 affecting the New York Marriott World Trade Center and Financial Center hotels with the hotels’ insurer, Marriott International, Inc. and the Port Authority of New York and New Jersey. As a result of these settlements, we received net insurance proceeds of approximately $372 million. As a result of this settlement, we recorded a one-time gain of approximately $212 million, which is comprised of approximately $156 million in post-2003 business interruption proceeds and approximately $56 million from the disposition of the World Trade Center hotel. The gain on disposition and the 2003 and 2002 business interruption income, net of expenses, related to the hotel has been reclassified to discontinued operations. The business interruption proceeds received, net of expenses, for the New York Marriott Financial Center hotel are included in rooms revenues from continuing operations.

2002 Compared to 2001

Revenues.    Hotel revenues declined 0.2% for full year 2002 principally due to the decline in room sales of 0.6%. As discussed previously, revenues (as presented in our statements of operations) do not reflect the actual decline in revenues because of the reclassification of the results of assets sold or designated as held for sale to discontinued operations. Actual room sales decreased 3.6% in 2002 from 2001. For 2002, our comparable hotel RevPAR of $100.12 was down 5.1%, which was comprised of a decline in average room rate of 5.9% and a decrease in occupancy of 0.6 percentage points. The decline in comparable hotel RevPAR was primarily attributable to reduced transient demand for business and leisure travel. While the decrease in comparable hotel RevPAR is due in part to the reduction in business and leisure travel, it is also the result of the change in business mix at our properties. Transient business, which includes corporate and premium business travelers, which generally pay the highest average room rates has decreased by over 3% since 2000 as a percentage of room sales. Our managers have partially offset this decline with additional group and contract business that have lower average room rates. As a result, while occupancy increased slightly, the average room rate declined significantly.

Although most regions had comparable hotel RevPAR declines in line with our overall portfolio, we did have two regions that had stronger results. Our South Central region comparable hotel RevPAR declined by only 1.1% primarily due to strong results from our three San Antonio hotels. The Mid-Atlantic region also outperformed the overall portfolio with a comparable hotel RevPAR decline of 2.5%. This was due to positive comparable hotel RevPAR at our Philadelphia Convention Center Marriott and Four Seasons, Philadelphia properties, offset by declines at our suburban properties in this region.

The Pacific region had the largest comparable hotel RevPAR decline at 8.3%. These results were largely due to the collapse of the technology market in the San Francisco area with all our hotels in that market having RevPAR declines. The North Central Region also had declines in comparable hotel RevPAR of 6.6%, which was a function of poor results in most of the region with our Chicago and Minneapolis properties reporting significant declines.

Our rental income further declined primarily due to increased competition and weak economic conditions for the leased limited-service hotels.

Operating Costs and Expenses.    Operating costs and expenses decreased primarily as a result of our efforts and those of our managers to control operating costs at the hotels and the overall decline in occupancy. Rental expense for our limited-service hotels and office properties are included in other property-level expenses on the consolidated statements of operations. These costs, which include wages, benefits and insurance, increased at a rate greater than inflation throughout the year.

Corporate Expenses.    Corporate expenses decreased principally due to a decrease in stock-based compensation. As a result of the decline in Host Marriott’s stock price and our operations in 2002, certain performance thresholds were not met and a portion of the shares previously granted were forfeited.

Minority Interest Expense.    The variance in minority interest expense was due to the decrease in our results of operations as described above.

Equity in Earnings (Losses) of Affiliates.    The decrease in equity in earnings (losses) of affiliates can be primarily attributed to an increase in the net loss of CBM Joint Venture LLC. See “Investments in Affiliates” for a discussion of this partnership.

Discontinued Operations.    During January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender in a non-cash transaction. We recorded a gain, net of taxes, of $13 million in 2002 and a loss from operations of $3 million in 2001 as discontinued operations. We also reclassified the operations from properties disposed of in the first half of 2004 and full year 2003 as discontinued operations in 2002 and 2001. For 2002 and 2001, revenues for these properties were $214 million and $258 million and our income before taxes was $34 million and $19 million, respectively.

Liquidity and Capital Resources

Cash Requirements

Host Marriott is required to distribute to its stockholders at least 90% of its taxable income in order to qualify as a REIT. Because we are required to distribute almost all of our taxable income, we depend primarily on external sources of capital to finance future growth, including acquisitions.

Cash Balances.    As of December 31, 2003, we had $764 million of cash and cash equivalents, which was an increase of $403 million from December 31, 2002. Over the past two years our cash balances have been in excess of the $100 million to $150 million, which we had historically maintained. We expect to reduce our cash balance through the repayment of indebtedness, the acquisition of additional hotels and further investments in our portfolio. Cash increased for the year principally as a result of our settlement of outstanding matters relating to our New York Marriott World Trade Center and Financial Center hotels for net proceeds of approximately $372 million, the sale of eight hotels for net proceeds of approximately $184 million and Host Marriott’s two equity offerings for net proceeds of approximately $500 million, the proceeds of which were contributed to Host LP. As described in more detail below, cash was used principally for debt repayments, regularly scheduled principal payments and the acquisition of the Hyatt Regency Maui Resort and Spa. In addition, we have $116 million of cash, which is restricted as a result of lender restrictions (including reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits). The restricted cash balances do not have a significant effect on our liquidity. We also currently have $250 million of availability under our credit facility and have no amounts outstanding under the facility.

Debt Repayments and Refinancings.    Proceeds from the sale of eight hotels in 2003, combined with the insurance settlement proceeds from the New York World Trade Center and Financial Center hotels and scheduled principal payments, enabled us to repay or redeem a total of approximately $240 million of debt in 2003 and $262 million of debt in January 2004. In addition, we refinanced approximately $800 million of our debt in 2003, lowering our average interest rate to 7.7% and extending our debt maturities. The refinancing and repayment of this debt will result in an annual reduction in interest expense of approximately $40 million. We have approximately $28 million of our mortgage debt maturing through December 31, 2004. Additionally, during 2004 we will have $58 million of regularly scheduled principal payments on our mortgage debt. We believe we have sufficient cash to deal with our near-term debt maturities, as well as any decline in the cash flow from our business.

Reducing future cash interest payments and our leverage remains a key management priority. In November 2003, Host Marriott’s Board of Directors authorized us to purchase or retire up to $600 million of our senior notes ($382 million of which remains outstanding after the January 2004 repayment of $218 million of 8.45% Series C senior notes). As a result, we may continue to redeem or refinance additional senior notes and mortgage debt from time to time with proceeds from additional asset sales or to take advantage of favorable market conditions. We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted share as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing fees. For example, during 2003 and the period from January 1, 2004 through February 1, 2004, we incurred interest expense resulting from the payment of call premiums and the acceleration of deferred financing fees totaling $30 million and $11 million, respectively for those periods.

Capital Expenditures.    We reduced our capital expenditures over the past two years because of the uncertain economic environment and our need to conserve cash. For 2003, total capital expenditures for our existing properties were approximately $201 million. Typically, we spend approximately $200 million to $250 million annually on renewals and replacements and other capital improvements. We spent approximately $181 million on renewal and replacement capital expenditures in 2003, reflecting our decision to delay certain projects due to the start of the war in Iraq. Several of these projects have now begun and should be completed by the first quarter of 2004. Capital expenditures were 6.0% and 5.3% of hotel sales for 2003 and 2002, respectively. We expect renewal and replacement capital expenditures for 2004 to be approximately $255 million to $265 million (including approximately $20 million of projects which were in progress at December 31, 2003, but were not fully funded), the vast majority of which would be funded by the furniture, fixture and equipment reserves established at our hotels (typically funded annually with 5% of property revenues) and, to a lesser extent by our available cash. As of December 31, 2003, our furniture, fixture and equipment reserves totaled approximately $150 million. As a result of the challenging environment in 2003, we spent approximately $3 million on return on investment projects. In 2004, we currently estimate that we will increase our spending on return on investment projects to approximately $35 million as we are in the early stages of several large-scale repositioning projects. In addition, we spent $7 million on the $15 million, 200-room expansion of the Memphis Marriott, which we expect to complete in 2004.

Acquisitions.    We remain interested in pursuing single asset and portfolio acquisitions and believe that there will be opportunities over the next several years to acquire assets that are consistent with our target profile of upper-upscale and luxury properties in urban and resort/convention locations where further large scale development is limited, such as the Hyatt Regency Maui Resort and Spa, which we purchased for approximately $321 million in the fourth quarter of 2003. We are currently in preliminary discussions with other sellers of hotels that meet our investment objectives, but have not entered into any definitive agreements. Any additional acquisitions may be funded, in part, from the proceeds of equity offerings by Host Marriott or the issuance of OP units by Host LP, as well as proceeds from asset sales and available cash. Because we are generally restricted in our ability to incur new debt as discussed herein, we generally will not finance any acquisitions through the issuance of debt securities until our EBITDA-to-interest coverage is 2.0x or greater. We cannot be certain as to the size or timing of acquisition opportunities or of our ability to obtain additional acquisition financing, if needed.

Sources and Uses of Cash

Our principal sources of cash are cash from operations, the sale of assets, borrowings under our credit facility and our ability to obtain additional financing through various capital markets. Our principal uses of cash are debt repayments, capital expenditures, asset acquisitions, operating costs, corporate expenses and distributions to our equity holders.

Cash Provided by Operations.    Cash provided by operations decreased from $380 million in 2002 to $373 million in 2003. The decrease in cash provided by operations in 2003 primarily reflects the overall reduction in hotel operating profit. Additionally, the 2002 cash provided by operations included a one-time, $50 million payment from Marriott International related to negotiated changes in our management agreements with respect to working capital balances at our hotels. Previously, we had recorded this amount in our balance sheet as “due from managers.” There was no income statement impact of this payment.

Cash Provided by or Used in Investing Activities.    Cash used in investing activities decreased from $222 million in 2002 to $156 million in 2003. Activity for 2003 primarily included net proceeds of $184 million from the sale of eight hotels, property insurance proceeds of $185 million for the New York World Trade Center hotel, the acquisition of the Hyatt Regency Maui Resort and Spa for $321 million, and capital expenditures of $201 million as discussed above in “Capital Expenditures.” The 2002 cash used in investing activities included a one-time $75 million payment from Marriott International related to negotiated changes in our management agreements with respect to furniture, fixture and equipment escrow funds for our hotels. There was no income statement impact of this payment from Marriott International.

The following table summarizes significant investing activities that have been completed since the beginning of fiscal year 2002 (in millions):

Transaction Date		Description of Transaction	Sale (Investment) Price
May	2004	Sale of the Dallas/Fort Worth Airport Marriott	$59
January	2004	Sale of the Mexico City Airport Marriott	30
January	2004	Sale of the Atlanta Northwest Marriott, Detroit Romulus Marriott and the Detroit Southfield Marriott	51
December	2003	Insurance recovery from the New York World Trade Center Marriott and New York Marriott Financial Center hotels	372
December	2003	Sale of the Williamsburg Marriott, Oklahoma City Marriott and the Plaza San Antonio Marriott	75
November	2003	Sale of the Jacksonville Marriott	17
November	2003	Purchase of the 806-room Hyatt Regency Maui Resort and Spa	(321)
July	2003	Sale of Norfolk Waterside Marriott, Oklahoma City Waterford Marriott and Palm Beach Gardens Marriott	71
June	2003	Acquisition of remaining interests in the JW Marriott in Washington, D.C.(1)	(98)
January	2003	Sale of Ontario Airport Marriott	26
June	2002	Purchase of the 1,139-room Boston Marriott Copley Place(2)	(214)
January	2002	Development of The Ritz-Carlton, Naples Golf Resort	(75)

(1)	Investment price includes the consolidation of $95 million of mortgage debt.
(2)	Investment price includes the assumption of $97 million of mortgage debt.

As discussed previously, we continue to pursue opportunities to dispose of non-core assets and expect to complete the sale of two additional non-core properties by the end of the first quarter of 2004. Similar to the hotels already sold in 2003 and the four properties disposed of in the first quarter of 2004, the hotels currently under contract for sale are generally smaller hotels in secondary markets with lower growth prospects. We believe that, if consummated, sales of non-core properties could result in proceeds of up to $500 million in 2004. If the proceeds from these sales are used to retire debt, operating profit will decrease, but net income may improve based on the amount of the reduction in future interest payments. Similarly, if these funds are used to purchase new hotels or reinvest in existing hotels, future operating profit and net income may improve. However, there can be no assurance that operating profit or net income will improve.

Cash Used in and Provided by Financing Activities.    Cash provided by financing activities for 2003 was $186 million, compared to cash used in financing activities of $149 million for 2002. Significant financing activities during 2003 included two separate issuances of common stock by Host Marriott totaling 51 million shares for net proceeds of approximately $501 million. The proceeds were contributed to Host LP which used a significant portion of the proceeds to finance the acquisition of the Hyatt Regency Maui Resort and Spa. Host LP also issued $725 million in 7 1/8% Series J senior notes due in 2013. The net proceeds were used to redeem $429 million of our existing 7 7/8% Series A senior notes due in 2005 and $282 million of our 8.45% Series C senior notes due in 2008 on December 8, 2003. The terms of the Series A and C senior notes required that we pay a premium in exchange for the right to retire this debt in advance of its maturity date. In conjunction with the redemption, we recorded a loss of approximately $28 million for the payment of the premium and the acceleration of the related deferred financing fees in the fourth quarter of 2003.

During December 2003, we announced the settlement of all outstanding matters related to the New York Marriott World Trade Center and Financial Center hotels with our insurer, Marriott International and the Port Authority of New York and New Jersey. As a result of this settlement, we received net proceeds of approximately $372 million, substantially all of which were used to repay debt. During the fourth quarter, we used the proceeds to repay the $65 million mortgage debt on the World Trade Center hotel and made a partial prepayment of $33 million of mortgage debt on our Canadian properties. The remainder of the proceeds was used in the first quarter of 2004 for a partial prepayment of $44 million of debt secured by mortgages on two Ritz-Carlton properties and to retire the remaining outstanding Series C senior notes of approximately $218 million. In conjunction with the redemption of the Series C senior notes, we will record a loss of approximately $11 million for the payment of the call premium and the acceleration of the related deferred financing fees in the first quarter of 2004.

The following table summarizes significant financing activity, except for the credit facility, payment of distributions and non-cash equity and derivative transactions completed since the beginning of fiscal year 2002 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
January	2004	Retired a total of $218 million of 8.45% Series C senior notes	$(218)
January	2004	Partial prepayment of The Ritz-Carlton, Naples and Buckhead 9% mortgage loan	(44)
December	2003	Partial prepayment of the Canadian mortgage loan	(33)
December	2003	Retired a total of $711 million of Series 7 7/8% A and 8.45% C senior notes	(711)
December	2003	Repayment of World Trade Center hotel debt	(65)
November	2003	Issuance of 7 1/8% Series J senior notes due in 2013	725
October	2003	Issuance of 23.5 million shares of common stock	250
September	2003	Refinancing proceeds from the JW Marriott, Washington, D.C. mortgage loan	88
September	2003	Repayment of the JW Marriott, Washington, D.C. mortgage loan	(95)
August	2003	Retired a portion of 7 7/8% Series A senior notes due in 2005	(71)
August	2003	Issuance of 27.5 million shares of common stock	251
April	2003	Partial prepayment of the Canadian mortgage loan	(7)
March	2003	Retired a portion of 9.25% senior notes due in 2007	(8)
January	2003	Repayment of The Ritz-Carlton, Naples and Buckhead 8.03% mortgage loan	(17)
September	2002	Retired 9.5% senior notes due in 2005	(13)

Financial Condition

Debt and Effect of Financial Covenants

As of December 31, 2003, our debt totaled $5.5 billion (as described fully in note 4 to our consolidated financial statements). As of December 31, 2003, the weighted average interest rate of our debt was approximately 7.7% and the average maturity was 5.5 years. Additionally, approximately 85% of debt had a fixed rate of interest. As of December 31, 2003 and 2002, the outstanding senior notes balance includes $37 million and $40 million, respectively, of fair value adjustments for interest rate swap agreements.

Over time, we expect to decrease the proportion of fixed rate debt in our capital structure to 75% to 80% of our total debt, although there can be no assurances that we will be able to achieve this result on terms acceptable to us. We may do this through the use of derivative instruments including interest rate swaps or through the periodic refinancings of fixed rate mortgage debt with floating rate debt. In furtherance of this objective, in August 2003 we entered into two interest rate swap agreements maturing in October 2007. Under the agreements, we receive fixed rate payments at 9.25% and make floating rate payments based on six-month LIBOR plus 590 basis points (7.08% at December 31, 2003) on a combined notional amount of $242 million. These agreements have the effect of swapping our interest obligations on $242 million in principal amount of 9.25% Series G senior notes to a floating rate of interest. In addition, in September 2003 we refinanced the $95 million mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points (3.3% at December 31, 2003.) In connection with the refinancing, we also purchased an interest rate cap, which has the effect of limiting the interest rate on the new floating rate mortgage loan to not greater than 8.1% for the first two years of the loan. We may continue to enter into similar swaps or refinancings in the future. See “Quantitative and Qualitative Disclosures about Market Risk” for a discussion of our sensitivity to interest rates.

Credit Facility and Senior Notes Covenants.    Under the terms of our senior notes indenture and the credit facility, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including an EBITDA-to-interest coverage ratio (as defined in the senior notes indenture) for Host LP of at least 2.0 to 1.0. We do not currently meet this interest coverage ratio. As a result, Host Marriott is limited in its ability to pay dividends on its common and preferred stock, except to the extent necessary to maintain Host Marriott’s status as a REIT. In addition, we cannot incur indebtedness, except indebtedness specifically permitted under our senior notes indenture and the credit facility, which in both cases mainly consist of borrowings under the credit facility and borrowings in connection with a refinancing of existing debt. For this reason, we generally cannot currently finance significant capital expenditures, acquisitions or other growth through the issuance of new debt (other than borrowings under our credit facility). Accordingly, we would expect that until such time as our coverage ratio is greater than 2.0 to 1.0 our acquisitions or other growth will generally be funded with available cash, the proceeds of asset sales or the issuance of additional equity.

Under our credit facility, we are required to use the proceeds of asset sales to reinvest in our assets, acquire new properties or to permanently reduce the revolving loan commitment in effect at the time. In general, in the event that we consummate asset sales during any 12 month period that generate net proceeds in excess of 1% of our total assets (calculated using undepreciated real estate assets), the revolving loan commitment will automatically be reduced by the amount of such proceeds to the extent that such proceeds are not reinvested or committed to be reinvested in our business within 364 days following the date the 1% threshold is exceeded. The May 2003 amendment to the credit facility provided for certain exceptions to this general rule. For instance, when the revolving loan commitment is $250 million or less, further revolving loan commitment reductions occur with respect to asset sales proceeds that are not reinvested only to the extent that amounts are outstanding under the credit facility. If no amounts are outstanding, a commitment reduction can be avoided if we achieve commensurate reductions in the amount of our secured indebtedness or indebtedness under our senior notes indenture.

Our senior notes indenture has parallel requirements with respect to asset sales in excess of 1% of our total assets during any 12 month period. Under our senior notes indenture, amounts in excess of the 1% threshold must be either reinvested in the business or used to repay amounts outstanding under our credit facility (our availability under the credit facility would also be permanently reduced by the amount of the repayment). If asset sale proceeds are not used for either of these purposes, then we are required to offer to repurchase our senior notes at par with the excess sale proceeds.

In November 2003, we crossed the 1% threshold. As a result, the revolving loan commitment would automatically be reduced unless we reinvest or commit to reinvest the net sale proceeds from all such dispositions by November 2004. Based on investments we have made (in particular, the acquisition of the Hyatt Regency Maui Resort and Spa on November 13, 2003 for $321 million), as well as other planned capital expenditures, the dispositions to date will not result in a reduction of the credit facility availability. We will, however, continue to be subject to these credit facility commitment reduction provisions and senior notes indenture requirements with respect to future dispositions, if any.

Mortgage Debt Covenants.    Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of February 15,

2004, we have 29 assets that are secured by mortgage debt. Eleven of these assets are secured by mortgage debt that have restrictive covenants which require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The effect of these covenants is discussed below:

•	Eight of our hotel properties secure a $591 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-through certificates, which we refer to as the CMBS Loan. The hotels, which comprise what we refer to as the CMBS Portfolio, are listed in the notes to our financial statements. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service (approximately $64 million) if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. Annual debt service is $64 million. As a result of the effect of the weak economy on our operations, this provision was triggered beginning in the third quarter of 2002 and will remain in effect until the CMBS Portfolio generates the necessary minimum cash flow for two consecutive quarters, at which point, the cash that has been escrowed will be returned to us. As of December 31, 2003, approximately $15 million of cash has been escrowed. We anticipated that additional cash of approximately $20 million will be required to be escrowed in 2004. We do not expect cash flows from the CMBS Portfolio to be at the level required to trigger the release of the escrow until we have a significant improvement in operations. As such, additional amounts will be escrowed, and these amounts may be significant.

•	We currently have a $55 million loan secured by three of our Canadian properties that matures in 2006. This loan was originally entered into during August 2001 for $97 million and was secured by all four of our Canadian properties. As a result of a decline in operations at these properties in late 2001 and 2002, we were required under the loan agreement to escrow operating cash from the hotels after the payment of debt service. In April 2003, approximately $7 million of the cash escrowed in accordance with the loan was applied to the outstanding balance of the indebtedness and approximately $2 million was released to us. Because operating results at our three properties located in Toronto had not yet fully recovered from the impact which SARS had on travel to this city, we entered into an agreement with our lenders in July 2003 to modify certain covenants so that we would not be required to make additional prepayments at that time. The terms of the modification required us to provide additional collateral of $10 million in cash and pay an additional 25 basis points of interest on the loan.

As this loan is denominated in United States dollars and the functional currency of the properties is Canadian dollars, we entered into currency forward contracts to buy U.S. dollars at a fixed price at the time we entered into the loan. These forward contracts hedge the currency exposure of converting Canadian dollars into U.S. dollars on a monthly basis to cover debt service payments, including the original final balloon payment of approximately $84 million. These contracts had been designated as cash flow hedges of the debt service and balloon payment and were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. In December 2003, we made a partial repayment of approximately $33 million of the Canadian mortgage loan in addition to the April 2003 repayment mentioned above. We also terminated foreign currency forward contracts in an amount equal to the aggregate repayment. As a result of these prepayments, the forward currency exchange contracts were deemed ineffective hedges for accounting purposes and we recorded a loss on the contracts of approximately $18 million in 2003. We will record the change in the fair value of the outstanding forward currency contracts in operations each period. In conjunction with the December 2003 prepayment, one of the hotels and the $10 million deposit was released from the collateral. The current loan is still subject to the escrow provisions and we anticipate that additional cash of approximately $4 million will be required to be escrowed in 2004.

Credit Ratings

Currently, we have $3.2 billion of senior notes outstanding that are rated by Moody’s Investors Service and Standard & Poor’s. As a result of our significantly reduced operating levels over the past few years, the ratings on our senior notes have been downgraded or placed on negative credit watch. On February 13, 2003, Standard and Poor’s downgraded its rating on our senior debt from BB- to B+. At the same time Standard & Poor’s also downgraded its rating on Host Marriott’s preferred stock from B- to CCC+. On August 6, 2003, Moody’s announced that it had placed its Ba3 rating of our senior unsecured debt and its B3 rating of Host Marriott’s preferred stock under review for possible downgrade. On December 4, 2003, Moody’s concluded its review and changed its ratings outlook on our senior notes and Host Marriott’s preferred stock to stable. While we have no senior note maturities until 2006, if our operations were to decline further, or if our credit ratios do not otherwise improve, the ratings on our senior notes could be further reduced. If we were unable to subsequently improve our credit ratings, our cost to issue additional senior notes, either in connection with a refinancing or otherwise, or to issue additional preferred stock would likely increase.

Dividend Policy

Host Marriott is required to distribute to its stockholders at least 90% of its taxable income in order to qualify as a REIT, including taxable income we recognize for tax purposes but with regard to which we do not receive corresponding cash. Funds used by Host Marriott to pay dividends on its common and preferred stock are provided through distributions from Host LP. For every share of common and preferred stock of Host Marriott, Host LP has issued to Host Marriott a corresponding common OP unit and preferred OP unit. As of February 15, 2004, Host Marriott is the owner of substantially all of the preferred OP units and approximately 93% of the common OP units. The remaining 7% of the common OP units are held by various third-party limited partners. As a result of the minority position in Host LP common OP units, these holders share, on a pro rata basis, in amounts being distributed by Host LP. As a general rule, when Host Marriott pays a common or preferred dividend, Host LP pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host Marriott paid a five cent per share dividend on its common stock, it would be based on payment of a five cent per common OP unit distribution by Host LP to Host Marriott and all other common OP unit holders.

Our failure to meet the EBITDA-to-interest coverage ratio in our senior notes indenture and credit facility, as previously discussed, restricts our ability to pay dividends on our common and preferred equity, except to the extent necessary to maintain Host Marriott’s status as a REIT. Required income distributions for 2002 were satisfied in part by the payment of dividends on the preferred stock in 2002 and in the first three quarters of 2003.

Taxable income generated by the insurance recovery on the World Trade Center and Financial Center hotels was sufficient to allow Host Marriott to pay the preferred stock dividend for the fourth quarter of 2003. We expect that the taxable income generated by the insurance recovery will also be sufficient to allow Host Marriott to pay up to the first three quarters of preferred stock dividends in 2004. Preferred dividend payments beyond those supported by the taxable income generated by this settlement will depend on, among other factors, taxable income or loss from operations in 2004 or our ability to meet a minimum EBITDA-to-interest coverage ratio (both as required by the senior notes indenture).

Host Marriott did not pay a dividend on its common stock (and, correspondingly, Host LP did not make a distribution on its common OP units) in 2002 and 2003. Host Marriott does not currently expect to pay a meaningful common dividend for 2004 other than to satisfy any remaining 2003 income distribution requirements. The decision to reinstate the common dividend (including the amount of any such dividend) will be made by the Board of Directors and will depend on several factors, including those described above for distributions on the preferred stock, as well as our liquidity and any accrued unpaid dividends on the preferred stock.

Investments in Affiliates

We have made investments in certain ventures which we do not consolidate and, accordingly, are accounted for under the equity method of accounting in accordance with our accounting policies as described in Note 1 to the consolidated financial statements. Over the past several years we have actively marketed and sold our interests in various partnerships which are no longer consistent with our core portfolio. As a result, except for the partnerships described below any remaining interests are insignificant and/or the partnerships have no recourse to the company. We have included the table below and the following discussion to provide investors with additional information on these investments. Investments in affiliates consist of the following at December 31, 2003:

	Ownership Interests	Investment	Debt	Assets
		(in millions)
CBM Joint Venture LLC	50%	$54	$901	120 Courtyard Hotels
Tiburon Golf Ventures, L.P.	49%	20	—	36-hole golf club

Total		$74	$901

We and Marriott International each own a 50% interest in CBM Joint Venture, which owns, through two limited partnerships, 120 Courtyard by Marriott properties totaling 17,550 rooms. The joint venture, CBM Joint Venture LLC, has approximately $901 million of debt. This debt consists of first mortgage loans secured by the properties owned by each of the two partnerships, senior notes secured by the ownership interest in one partnership and mezzanine debt. The mezzanine debt is an obligation of a subsidiary of the joint venture and the lender is an affiliate of Marriott International. None of the debt is recourse to, or guaranteed by, us or any of our subsidiaries. RevPAR at the Courtyard hotels declined 3.7% for 2003 when compared to the same period in 2002. Based on our current forecasts for the full year 2004, the hotels in one of these two partnerships are not expected to generate sufficient cash flow from operations to fund the partnership’s debt service obligations. To the extent that there is insufficient cash flow to fund its debt service obligations, the partnership will continue to make use of (i) available unrestricted cash balances, (ii) a senior note debt service reserve, (iii) certain rights to require repayment to the partnership of a portion of ground rent and certain management fees it has previously paid to Marriott International, and (iv) subordination provisions for current payments in its ground leases and management agreements to cover any shortfall. As of December 31, 2003, the joint venture has deferred a total of $3.8 million in ground rent and base management fees. Interest does not accrue on such deferred amounts, but these amounts must be repaid prior to distributions to equity holders. In addition, we anticipate that the joint venture will continue to defer interest payments on the mezzanine debt for at least the first half of 2004. As of December 31, 2003, the joint venture has deferred $28 million of interest payments on the mezzanine debt. Deferral of these interest payments is not a default under the mezzanine debt agreements. To the extent deferred, unpaid mezzanine debt interest amounts have been added to principal and earn interest at 13%. As of December 31, 2003, the partnerships and the joint venture maintained aggregate unrestricted cash balances of approximately $17 million. We did not receive any cash distributions from this investment during 2003 or 2002.

We currently have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the Greg Norman-designed golf club surrounding The Ritz-Carlton, Naples Golf Resort. Cash distributions from this investment were $1 million in both 2003 and 2002.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2003, we are party to the following material off-balance sheet arrangements:

Tax Sharing Arrangements.    Under tax sharing agreements with former affiliated companies (such as Marriott International, Host Marriott Services Corporation and Barceló Crestline Corporation (formerly Crestline

Capital Corporation)), we are obligated to pay certain taxes (Federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a material tax liability that we may be obligated to pay under the tax sharing agreement. In addition, under the partnership agreement between Host Marriott and Host LP, Host LP is obligated to pay certain taxes (Federal, state, local and foreign, including any related interest and penalties) incurred by Host Marriott, as well as any liabilities the IRS successfully may assert against Host Marriott. We do not expect any amounts paid under the tax sharing arrangement to be material.

Tax Indemnification Agreements.    For reasons relating to tax considerations of the former and current owners of nine hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. These agreements require that we indemnify the owners for their tax consequences resulting from our selling the hotel or refinancing the mortgage debt during the period under the agreement. We have also agreed not to sell more than 50% of the original allocated value attributable to the former owners of a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for income tax purposes. Because the timing of these potential transactions is within our control, we believe that the likelihood of any material indemnification to be remote and therefore not material to our financial statements.

Guarantees.    We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of rental payments. The aggregate amount of these guaranteed payments is approximately $40 million as of December 31, 2003.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Crestline in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Crestline, who, in turn, is indemnified by the current owner of the facility.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal payments on our debt, future minimum lease payments on our operating and capital leases and projected capital expenditures, each as of December 31, 2003 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-Term Debt Obligations(1)	$5,437	$86	$831	$2,549	$1,971
Capital Lease Obligations(2)	15	5	10	—	—
Operating Lease Obligations(3)	1,779	111	209	214	1,245
Purchase Obligations(4)	65	65	—	—	—

Total	$7,296	$267	$1,050	$2,763	$3,216

(1)	The amounts shown include amortization of principal and debt maturities on our debt as well as discounts of $4 million on our senior notes.
(2)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants of $2 million, payable to us under non-cancelable subleases. The lease payments also include interest payable of $3 million.
(3)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of $27 million and $618 million, respectively, payable to us under non-cancelable subleases.
(4)	Our purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years and some of the current year amount reflects prior year contracts that were deferred or not completed. See “Capital Expenditures.”

Critical Accounting Policies

Our consolidated financial statements include the accounts of Host Marriott and all consolidated subsidiaries. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

•	Impairment testing. We are required by GAAP to record an impairment charge when we believe that one or more of our hotels has been impaired, whereby, future undiscounted cash flows for the hotel would be less than the net book value of the hotel. For impaired assets, we record an impairment charge when a property’s fair value less selling costs is less than its net book value. We test for impairment in several situations in accordance with SFAS 144, including when current or projected cash flows are less than historical cash flows, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, as well as whenever an asset is classified as “held for sale” or events or changes in circumstances indicate that a hotel’s net book value may not be recoverable. In the evaluation of the impairment of our hotels, we make many assumptions and estimates, including:

•	projected cash flows,

•	holding period,

•	expected useful life

•	future capital expenditures

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices

Changes in these estimates, assumptions, future changes in economic conditions or property-level results could require us to record additional impairment charges, which would be reflected in operations in the future.

•	Classification of Assets as “Held for Sale.” We classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	our Board of Directors has approved the sale (to the extent the dollar magnitude of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

•	Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income or the gain or loss on the sale of any of our hotels.

•	Valuation of Deferred Tax Assets. We have approximately $90 million, net of a valuation allowance of $9 million, in consolidated deferred tax assets as of December 31, 2003. SFAS 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for income taxes, the objectives of which are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $90 million in deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

•	Valuation of Foreign Currency and Derivative Contracts. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes accounting and reporting standards for derivative instruments. We have three interest rate swap agreements outstanding as of December 31, 2003. Our interest rate swap agreements with a fair market value of $37 million as of December 31, 2003 have been designated as fair value hedges, as described in Note 1 to our consolidated financial statements. While we intend to continue to meet the conditions for hedge accounting, if a particular interest rate swap does not qualify as highly effective, any change in the fair value of the derivative used as a hedge would be reflected in current earnings. Should any change in management strategy, or any other circumstance, cause an existing highly-effective hedge to become ineffective, the accumulated loss or gain in the value of the derivative instrument since its inception may be reclassified from the shareholders’ equity section of the balance sheet to current net income. We also have two interest rate cap agreements that are fair valued each quarter and the increase or decrease in fair value is recorded in net income. We also have several foreign currency forward exchange contracts that we previously used to hedge the mortgage loan on our Canadian properties. The hedge has been deemed ineffective for accounting purposes. See the discussion in “Quantitative and Qualitative Disclosures About Market Risk.” We estimate the fair value of all of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our existing foreign currency and derivatives is likely to fluctuate materially from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

•

Consolidation Policies.    Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. We adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” in 2003. Currently, we have investments in entities that in the aggregate own 124 hotels properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to the company and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements. For further detail on our unconsolidated entities see Note 4 to our consolidated financial statements.

Lodging Statistics

Reporting Periods for Hotel Operating Statistics and Comparable Hotel Results

The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, Inc., the manager of the majority of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt, report results on a monthly basis. Host Marriott, as a REIT, is required by tax laws to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott International modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, the third quarter of 2003 ended on September 12 and the third quarter of 2002 ended on September 6, though both quarters reflect twelve weeks of operations. In contrast, fourth quarter results for 2003 reflected 110 days of operations, while our fourth quarter results for 2002 reflected 116 days of operations.

In contrast to the reporting periods for our statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported based on the reporting cycle used by Marriott International for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of fourth quarters comprised of seventeen weeks, such as fiscal year 2002, versus sixteen weeks). This means, however, that the reporting periods we use for hotel operating statistics may differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. For the hotel operating statistics and comparable hotel results reported herein:

•	Hotel results for fiscal year 2003 reflect 52 weeks of operations for the period from January 4, 2003 to January 2, 2004 for our Marriott-managed properties and results from January 1, 2003 to December 31, 2003 for operations of all other hotels which report results on a monthly basis.

•	Hotel results for fiscal year 2002 reflect 53 weeks of operations for the period from December 29, 2001 to January 3, 2003 for our Marriott-managed hotels and results from January 1, 2002 to December 31, 2002 for operations of all other hotels which report results on a monthly basis.

•	Hotel results for the fourth quarter of 2003 reflect 16 weeks of operations for the period from September 13, 2003 to January 2, 2004 for our Marriott-managed hotels and results from September 1, 2003 to December 31, 2003 for operations of all other hotels which report results on a monthly basis.

•	Hotel results for the fourth quarter of 2002 reflect 17 weeks of operations for the period from September 7, 2002 to January 3, 2003 for our Marriott-managed hotels and results from September 1, 2002 to December 31, 2002 for operations of all other hotels which report results on a monthly basis.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as full-service properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations, for the entirety of the operating periods being compared, and (ii) that have not sustained substantial property damage or undergone large-scale capital projects during the reporting periods being compared. For 2003 and 2002, we consider 112 of our portfolio of 117 full-service hotels owned on December 31, 2003 to be comparable hotels. The operating results of the following hotels that we owned as of December 31, 2003 are excluded from comparable hotel results for these periods:

•	The New York Marriott Financial Center (substantially damaged in the September 11, 2001 terrorist attacks and re-opened in January 2002);

•	The Ritz-Carlton, Naples Golf Resort (opened in January 2002);

•	The Boston Marriott Copley Place (acquired in June 2002);

•	The JW Marriott, Washington, D.C. (consolidated in our financial statements beginning in the second quarter of 2003); and

•	The Hyatt Regency Maui Resort and Spa (acquired in November 2003).

In addition, the operating results of the eight hotels we disposed of in 2003 and the one hotel we disposed of in 2002 are also not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our full-service hotel properties, they exclude results for our non-hotel properties and leased limited-service hotels.

Hotel Operating Statistics

The following tables set forth performance information for our full-service hotels by geographic region for 2003 and 2002 for our comparable hotels, as well as all full-service hotels.

Comparable by Region

	As of December 31, 2003		Year ended December 31, 2003			Year ended December 31, 2002			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR
Pacific	22	11,526	$146.12	68.0%	$99.29	$150.77	69.3%	$104.42	(4.9)%
Florida	11	7,047	155.59	69.5	108.11	153.37	70.3	107.88	0.2
Atlanta	15	6,563	134.29	65.2	87.58	138.70	66.4	92.03	(4.8)
Mid-Atlantic	9	6,222	178.89	74.5	133.27	186.41	76.7	143.05	(6.8)
South Central	9	5,700	128.11	75.1	96.25	132.39	77.2	102.16	(5.8)
North Central	15	5,395	121.81	66.4	80.88	120.89	67.8	82.00	(1.4)
DC Metro	11	4,296	146.07	70.5	102.91	144.29	69.6	100.42	2.5
Mountain	8	3,313	103.61	61.9	64.16	107.87	64.1	69.17	(7.3)
International	6	2,552	110.95	67.9	75.33	110.03	71.0	78.09	(3.5)
New England	6	2,274	122.83	62.3	76.47	129.97	69.3	90.02	(15.1)

All regions	112	54,888	140.86	68.8	96.85	143.60	70.4	101.07	(4.2)

All Full-Service Hotels by Region (1)

	As of December 31, 2003		Year ended December 31, 2003			Year ended December 31, 2002			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR
Pacific	23	12,332	$147.11	68.0%	$100.02	$149.43	69.3%	$103.63	(3.5)%
Florida	12	7,342	155.97	69.0	107.56	152.53	69.3	105.76	1.7
Atlanta	15	6,563	134.29	65.2	87.58	138.70	66.4	92.03	(4.8)
Mid-Atlantic	10	6,726	180.11	74.3	133.85	186.47	76.5	142.70	(6.2)
South Central	9	5,700	124.93	75.0	93.76	128.47	76.5	98.32	(4.6)
North Central	15	5,395	121.81	66.4	80.88	120.89	67.8	82.00	(1.4)
DC Metro	12	5,068	145.09	71.1	103.13	139.70	69.9	97.59	5.7
Mountain	8	3,313	103.61	61.9	64.16	107.87	64.1	69.17	(7.2)
International	6	2,552	110.95	67.9	75.33	110.03	71.0	78.09	(3.5)
New England	7	3,413	142.32	67.5	96.11	142.27	70.0	99.65	(3.6)

All regions	117	58,404	141.93	69.1	98.01	143.19	70.4	100.74	(2.7)

(1)	The number of properties and the room count reflect all consolidated properties as of December 31, 2003. However, the operating statistics include the results of operations for the nine properties sold in 2003 and 2002 prior to their disposition and the results of operations of properties acquired subsequent to the date of their acquisition.

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) Funds From Operations (FFO) per diluted share, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO per Diluted Share

We present FFO per diluted share as a non-GAAP measure of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate FFO per diluted share for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted shares outstanding during such period. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities, including the payment of preferred stock dividends, in accordance with NAREIT guidelines.

We believe that FFO per diluted share is a useful supplemental measure of our operating performance and that presentation of FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, we believe that such measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted share, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted share should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted share does not measure, and should not be used as a measure of, amounts that accrue directly to shareholders’ benefit.

Comparable Hotel Operating Results

We present certain operating results for our full-service hotels, such as hotel revenues, expenses and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. Our comparable hotel operating results present operating results for full-service hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for fiscal years 2003 and 2002.

Comparable Hotel Results

(in millions, except hotel statistics)

	Year ended December 31,
	2003	2002
Number of hotels	112	112
Number of rooms	54,888	54,888
Percent change in Comparable Hotel RevPAR	(4.2)%
Comparable hotel sales
Room	$1,937	$2,052
Food and beverage	1,061	1,091
Other	224	250

Comparable hotel sales(1)	3,222	3,393

Comparable hotel expenses
Room	490	502
Food and beverage	791	798
Other	137	142
Management fees, ground rent and other costs	1,109	1,117

Comparable hotel expenses(2)	2,527	2,559

Comparable Hotel Adjusted Operating Profit	695	834

Non-comparable hotel results, net(3)	43	13
Comparable hotels classified as discontinued operations(4)	(23)	(26)
Office building and limited service properties, net	1	4
Other income	12	—
Depreciation and amortization	(359)	(351)
Corporate and other expenses	(60)	(45)

Operating Profit	$309	$429

(1)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows (in millions):

	Year ended December 31,
	2003	2002
Revenues per the consolidated statements of operations	$3,400	$3,466
Revenues of hotels classified as discontinued operations	90	94
Non-comparable hotel sales	(221)	(172)
Hotel sales for the property for which we record rental income, net	46	45
Rental income for office buildings and limited service hotels	(75)	(77)
Other income	(12)	—
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(6)	37

Comparable hotel sales	$3,222	$3,393

(2)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year ended December 31,
	2003	2002
Operating costs and expenses per the consolidated statements of operations	$3,091	$3,037
Operating costs of hotels classified as discontinued operations	67	68
Non-comparable hotel expenses	(183)	(155)
Hotel expenses for the property for which we record rental income	50	48
Rent expense for office buildings and limited service hotels	(74)	(73)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	30
Depreciation and amortization	(359)	(351)
Corporate and other expenses	(60)	(45)

Comparable hotel expenses	$2,527	$2,559

(3)	Non-comparable hotel results, net includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) for 2003 and 2002 results, the difference between comparable hotel adjusted operating profit which reflects 364 days and 371 days, respectively, of operations and the operating results included in the consolidated statements of operations which reflects 365 days.
(4)	Results of operations for comparable hotels classified as discontinued operations in the consolidated statement of operations in accordance with SFAS 144.

The following table provides a reconciliation of net income (loss) available to common shareholders per share to FFO per diluted share (in millions, except per share amounts):

Host Marriott Corporation

Reconciliation of Net Loss Available to

Common Shareholders to Funds From Operations per Diluted Share

	Year ended December 31,
	2003			2002
	Income (Loss)	Shares	Per Share Amount	Income (Loss)	Shares	Per Share Amount
Net loss available to common shareholders	$(21)	281.0	$(.07)	$(51)	263.0	$(.19)
Adjustments:
Gain on the disposition of the New York Marriott World Trade Center hotel	(56)	—	(.20)	—	—	—
Gain on dispositions, net	(9)	—	(.04)	(13)	—	(.05)
Depreciation and amortization	371	—	1.32	366	—	1.39
Partnership adjustments	24	—	.08	20	—	.07
FFO of minority partners of Host LP(a)	(26)	—	(.09)	(30)	—	(.11)
Adjustments for dilutive securities:
Assuming distribution of common shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	3.5	(.01)	—	4.0	(.02)
Assuming conversion of Convertible Preferred Securities	—	—	—	32	30.9	—

FFO per diluted share(b)	$283	284.5	$.99	$324	297.9	$1.09

(a)	Represents FFO attributable to the minority interest in Host LP.
(b)	FFO per diluted share in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, those preferred OP units held by minority partners, other minority interests that have the option to convert their limited partnership interest to common OP units and the Convertible Preferred Securities of Host Marriott. No effect is shown for securities if they are anti-dilutive.

For 2003, the FFO per diluted share includes the following items:

•	As a result of the World Trade Center insurance settlement in the fourth quarter of 2003, we recorded a gain of approximately $212 million, which is comprised of $156 million in post-2003 business interruption proceeds and $56 million from the disposition of the hotel. We excluded the $56 million gain on disposition from FFO in accordance with the NAREIT definition of FFO.

•	In conjunction with the redemption of $711 million of our senior notes in the fourth quarter of 2003, we incurred a total of approximately $28 million of expense related to the call premiums paid and the acceleration of related deferred financing fees. We also incurred approximately $5 million of incremental interest expense during the redemption call period. In addition, we incurred approximately $2.3 million of call premiums and accelerated deferred financing fees related to a $71 million senior notes redemption in the third quarter of 2003.

•	In the fourth quarter of 2003, we made a partial repayment of the Canadian mortgage debt, which resulted in the related forward currency contracts hedge being deemed ineffective for accounting purposes. Accordingly, we recorded an approximate $17 million decrease in net income and FFO in the fourth quarter in addition to the approximate $1 million recorded in the first three quarters of 2003.

•	Approximately $9.6 million of other income in the third quarter of 2003 from the settlement of a claim that we brought against our directors’ and officers’ insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International that arose from the sale of certain limited partnership units to investors prior to 1993. The settlement amount, net of taxes of approximately $2.4 million, totaled $7.2 million.

New Accounting Pronouncements

The FASB recently issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS 150. This statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options. These provisions are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. On October 8, 2003, the Financial Accounting Standards Board (FASB) issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuers financial statements as interest expense for the change in the fair value of the liability. As a result of applying SFAS 150 in accordance with this guidance from the FASB, in our third quarter 2003 Form 10-Q we recorded a loss from a cumulative effect of a change in accounting principle of $24 million. Additionally, we included in our liabilities as of September 12, 2003, minority interests with a fair value of $112 million.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003, effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, in the fourth quarter of 2003 we recorded a cumulative effect of change in accounting principle reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives.

We adopted Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”) in 2003. In December 2003, the FASB issued a revision to FIN 46, which we refer to as FIN 46R. Under this guidance, our limited purpose trust subsidiary that was formed to issue trust-preferred securities (the “Convertible Preferred Securities Trust”) is considered to be a special purpose entity because its activities are so restricted that Host Marriott, the sole equity holder, lacks the ability to make decisions about the Convertible Preferred Securities Trust’s activities through voting or similar rights. The transition guidance set forth in FIN 46R allows us to apply the provisions of either FIN 46 or FIN 46R to special purpose entities in which we have a variable interest at December 31, 2003. We account for our Convertible Preferred Securities Trust on a consolidated basis as of December 31, 2003 since we are the primary beneficiary under FIN 46 based on our fixed price call option and the holders of the Convertible Preferred Securities are widely dispersed and unrelated.

We are required to apply the provisions of FIN 46R to the Convertible Preferred Securities Trust in the first quarter of 2004. Under FIN 46R we will not be the primary beneficiary and accordingly, we are required to deconsolidate the accounts of the Convertible Preferred Securities Trust. This will result in our recognizing the $492 million in debentures issued by Convertible Preferred Securities Trust as debt, eliminating the $475 million of Convertible Preferred Securities currently classified in the mezzanine section of our balance sheet and recognizing, as an equity investment, the $17 million invested in the Convertible Preferred Securities Trust. Additionally, we would classify the related dividend payments as interest expense.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents scheduled maturities and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Weighted average interest rates are based on implied forward rates in the yield curve as of December 31, 2003. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are presented in U.S. dollar equivalents, which is our reporting currency. The interest rate swaps and caps that we have entered into are strictly to hedge interest rate risk and not for trading purposes.

	Expected Maturity Date
	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
	($ in millions)
Liabilities
Debt:
Fixed Rate	$85	$63	$626	$860	$1,689	$1,983	$5,306	$5,415
Average interest rate	8.1%	8.1%	8.1%	8.0%	7.7%	7.5%
Variable Rate
Variable rate mortgages	$1	$89	$53	$—	$—	$—	$143	$140
Average interest rate	3.9%	5.3%	7.1%	—%	—%	—%

Total Debt(1)							$5,449	$5,555

Interest Rate Derivatives
Interest Rate Swaps
Fixed to Variable	$—	$—	$—	$692	$—	$—	$692	$37
Average pay rate	6.1%	7.5%	8.7%	9.4%	—%
Average receive rate	9.4%	9.4%	9.4%	9.4%	—%	—%

(1)	Excludes the fair market value of the swaps which were $37 million as of December 31, 2003.

As of December 31, 2003, approximately 85% of our debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in interest rates. We have some financial instruments that are sensitive to changes in interest rates, including our credit facility. The interest rate on our credit facility is based on a spread over LIBOR, ranging from 2.5% to 3.75%. There were no amounts outstanding on our credit facility at December 31, 2003.

Over time, we expect to decrease the proportion of fixed rate debt on our capital structure to 75% to 80% of our total debt, although there can be no assurances that we will be able to achieve this result on terms acceptable to us. In furtherance of this objective, we have entered into three interest rate swaps effectively converting $692 million of fixed rate payments to floating rate payments based on a spread to LIBOR.

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points on a $450 million notional amount. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swap at December 31, 2003 and

December 31, 2002 was $34.5 million and $40.3 million, respectively, which is included in the senior notes line item on our consolidated balance sheet.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed- rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points on a $242 million notional amount, which is equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at December 31, 2003 was $2.3 million, which is included in the senior notes line item on our consolidated balance sheet.

A change in LIBOR of 100 basis points will result in a $6.9 million increase or decrease in our annual interest expense as a result of the combined $692 million in swap agreements.

In addition, on September 9, 2003, we refinanced the $95 million fixed rate mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points. The loan matures September 2005, but can be extended for up to three additional years subject to the satisfaction of certain conditions. We also have approximately $55 million of floating rate mortgage debt associated with three of our Canadian properties. See below for further information.

Exchange Rate Sensitivity

Foreign Currency Forward Exchange Agreements

The table below summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency forward exchange agreements as of December 31, 2003. The foreign currency exchange agreements that we have entered into are strictly to hedge foreign currency risk and not for trading purposes. For foreign currency forward exchange agreements, the table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates. These notional amounts generally are used to calculate the contractual payments to be exchanged under the contract.

	Expected Maturity Date
	2004	2005	2006	2007	Thereafter	Total	Fair Value
	($ in millions)
Anticipated Transactions and Related Derivatives
Foreign Currency Forward Exchange Agreements Contract Amount	$7	$7	$57	$—	$—	$71	$(12)
Average Contractual Exchange Rate	1.56	1.57	1.57	—	—

On August 30, 2001, our Canadian subsidiaries entered into a mortgage loan pursuant to which they borrowed $96.6 million (denominated in U.S. dollars) at a variable rate of LIBOR plus 2.75%. The weighted average interest rate for this mortgage loan was 4.5% and 4.6%, respectively, for the years ended December 31, 2003 and 2002. In addition, since the mortgage loan on these Canadian properties is denominated in U.S. Dollars and the functional currency of the Canadian subsidiaries is the Canadian Dollar, the subsidiaries entered into currency forward contracts to hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments. Up until April 2003 as discussed in “Debt”, these forward exchange contracts had been designated as a cash flow hedges of the debt service payments, and the forward contracts were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. As of December 31, 2003, substantially all of the remaining forward contracts are not designated as a hedge and accordingly the change in fair value is recorded in operations each period. The fair value of the forward contracts was $(12.3) million and $3.8 million, respectively, at December 31, 2003 and December 31, 2002.